Exhibit 12.1

SL Green Realty Corp.

Ratio of Earnings to Fixed Charges

	Nine Months Ended September 30,		Year Ended December 31,
	2012	2011	2011	2010	2009	2008	2007

Earnings

Income from continuing operations	$76,707	$108,233	$128,350	$108,077	$1,619	$26,028	$62,061
JV cash distributions	132,692	117,540	133,199	584,564	79,523	525,372	128,305
Interest	248,268	207,361	286,299	231,182	235,366	295,652	263,682
Amortization of loan costs expensed	11,626	9,469	14,118	9,046	7,065	6,139	15,893
Portion of rent expense representative of interest	23,510	19,513	27,375	24,399	24,815	26,177	24,975
Total earnings	$492,803	$462,116	$589,341	$957,268	$348,388	$879,368	$494,916

Fixed Charges

Interest	$248,268	$207,361	$286,299	$231,182	$235,366	$295,652	$263,682
Interest capitalized	8,892	3,629	5,123	—	98	(179)	5,118
Portion of rent expense representative of interest	23,510	19,513	27,375	24,399	24,815	26,177	24,975
Amortization of loan costs expensed	11,626	9,469	14,118	9,046	7,065	6,139	15,893
Total Fixed Charges	$292,296	$239,972	$332,915	$264,627	$267,344	$327,789	$309,668
Ratio of earnings to fixed charges	1.69	1.93	1.77	3.62	1.30	2.68	1.60

Ratio of Earnings to Combined Fixed Charge and Preferred Stock Dividends

	Nine Months Ended September 30,		Year Ended December 31,
	2012	2011	2011	2010	2009	2008	2007

Earnings

Income from continuing operations	$76,707	$108,233	$128,350	$108,077	$1,619	$26,028	$62,061
Joint Venture cash distributions	132,692	117,540	133,199	584,564	79,523	525,372	128,305
Interest	248,268	207,361	286,299	231,182	235,366	295,652	263,682
Amortization of loan costs expensed	11,626	9,469	14,118	9,046	7,065	6,139	15,893
Portion of rent expense representative of interest	23,510	19,513	27,375	24,399	24,815	26,177	24,975

Total earnings	$492,803	$462,116	$589,341	$957,268	$348,388	$879,368	$496,916

Fixed Charges and Preferred Stock Dividends

Interest capitalized	$248,268	$207,361	$286,299	$231,182	$235,366	$295,652	$263,682
Preferred stock dividends	23,004	22,634	30,178	29,749	19,875	19,875	19,875
Interest capitalized	8,892	3,629	—	—	98	(179)	5,118
Portion of rent expense representative of interest	23,510	19,513	27,375	24,399	24,815	26,177	24,975
Amortization of loan costs expensed	11,626	9,469	14,118	9,046	7,065	6,139	15,893

Total Fixed Charges and Preferred Stock Dividends	$315,300	$262,606	$363,093	$294,376	$287,219	$347,664	$329,543

Ratio of earnings to combined fixed charges and preferred stock dividends	1.56	1.76	1.62	3.25	1.21	2.53	1.50